Exhibit 99

Press Release

FOR IMMEDIATE RELEASE:	CONTACT:
Terence R. Montgomery
610-480-8000
terry.montgomery@infrasourceinc.com

Laura Martin
212-889-4350
laura.martin@taylor-rafferty.com

INFRASOURCE SERVICES, INC. ANNOUNCES UNANTICIPATED PROJECT LOSS

MEDIA, PA – June 16, 2005 – InfraSource Services, Inc. (NYSE:IFS), one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States, today announced that the Company expects to incur a pre-tax loss of between $6 to $8 million on an underground utility construction project currently being performed by its subsidiary, InfraSource Underground Services, Inc. The project, which began in late January 2005 and is expected to be completed in September 2005, had an original contract value of approximately $18 million. The Company will recognize the entire expected loss on this project in the second quarter of 2005 consistent with the Company’s revenue recognition policy for contracts that are in a forecasted loss position. The Company commenced its ongoing review of the project as a result of information which recently came to its attention during its regular evaluation of major projects. The Company is taking immediate steps to further mitigate the loss on this project.

In connection with the anticipated loss on this project, effective June 13, 2005, InfraSource obtained an amendment and waiver from the lenders to its Credit Agreement that will exclude from the Company’s representations and warranties the anticipated effect of the loss related to the project through July 25, 2005. The Company will evaluate whether a further amendment to the Credit Agreement will be required prior to July 25, 2005.

About InfraSource

InfraSource Services, Inc. (NYSE: IFS) is one of the largest specialty contractors servicing utility transmission and distribution infrastructure in the United States. InfraSource designs, builds, and maintains transmission and distribution networks for utilities, power producers, and industrial customers. Further information can be found at www.infrasourceinc.com.

Safe Harbor Statement

Certain statements contained in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations about future events. When used in this press release, the words “believe,” “anticipate,” “intend,” “estimate,” “expect,” “will,” “should,” “may,” and similar expressions, or the negative of such words and expressions, are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements are based upon management’s current expectations, including current estimates and projections of future results or trends. These statements are subject to a number of risks and uncertainties affecting our business, including (1) the nature of our contracts, particularly our fixed-price contracts; (2) work hindrance due to inclement weather or other events; (3) the timing of the performance of our contracts; (4) project delays or cancellations; (5) the failure to meet schedule or performance requirements of our contracts; (6) close out of certain of our projects may or may not occur as anticipated or may be unfavorable to us; (7) the uncertainty of estimates made with respect to our contracts; (8) our ability to successfully negotiate an amendment of our credit agreement or other arrangements with our lenders if necessary on or prior to July 25, 2005; (9) our discovery of new information regarding the underground project referred to herein or other similar projects; and (10) other factors detailed from time to time in our reports and filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update forward-looking statements even though our situation may change in the future.